EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218883 and No. 333-215326, Post-Effective Amendment No. 1 to Registration Statement No. 333-41333, No. 333-89123, No. 333-112482, No. 333-131467, No. 333-170713 and No. 333-174614, and Post-Effective Amendment No. 2 to Registration Statement No. 033-92526 on Form S-8 of our reports dated March 1, 2018, relating to the consolidated financial statements and financial statement schedule of Monster Beverage Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Monster Beverage Corporation and subsidiaries for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 1, 2018